Exhibit 16.1

July 10, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	AINOS, INC. CIK Number: 0001014763

Dear Commissioners:

We have read Form 8-K dated July 10, 2026 of AINOS, INC. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ YCM CPA INC.
Irvine, California